Exhibit 99.1

Kinetic Seas Incorporated /F/K/A Bellatora Inc (OTC: ECGR) Is pleased to announce the signing of our 1st customer and 2nd Quarter Revenue Results

Schaumburg, IL – September 5, 2024 - Kinetic Seas Incorporated (OTC: ECGR) is pleased to announce the signing of its initial customer, as well as 2nd Quarter revenue of $61,771 and 6-Month revenue of $72,325, with a gross margin of 24.9% and 25.0% respectively.

Revenue commencement comes at an already exciting time for the Company as we have recently announced:

•	Completing Offerings totaling $850,000 to fund Phase 1 of our business plan and working capital

•	Finishing Phase 1 of constructing a new Data Center with NVIDIA GPUs

•	Launching a new HIPAA compliant AI Toolkit for the Healthcare Industry.

•	Establishing a partnership with Oasis AI Learning (Oasis) to expand educational outreach and development program.

•	Partnering with Reed Medical Group and Concierge Medical Management to integrate data science, machine learning, and artificial intelligence into concierge medicine.

CEO Edward Honour spoke on the developments saying, “under our leadership the Company has raised the capital necessary to complete Phase 1 of Our AI Data Center proving high-speed GPU and CPU resources to Our clients. The Company has also introduced a HIPPA-compliant AI toolkit designed to help medical professionals with management, administrative, and clinical processes and most recently we partnered with Oasis AI Learning to provide training for the next generation of AI professionals. These developments serve as essential steps in Kinetic Seas’ commitment to growth, innovation, and education in the AI sector. The Company also continues to develop new services while working to provide innovative solutions to businesses’ AI needs.”

Complete Company News Releases can be found at https://www.kineticseas.com/pr-news

About Kinetic Seas Incorporated:

Kinetic Seas, previously Bellatora Inc, appointed Edward Honour as Chairman and CEO to lead the new company on December 14, 2023. Kinetic Seas is an Artificial Intelligence (AI) consulting, research and development, infrastructure, and software company with a primary focus on GPU Cloud Hosting, consulting, and education. Kinetic Seas’ primary focus is helping clients navigate the rapidly changing environment of AI. Under the new leadership team, the Company will work to provide practical solutions on how to implement the modern technology into existing businesses successfully.

For more information about the Company, visit https://kineticseas.com.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements." The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the company's control, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on April 10, 2024, and its Quarterly Report on Form 10-Q filed with the SEC on May 14, 2024, and any other SEC filings, as amended or updated from time to time. Copies of the Company's filings with the SEC are available on the Kinetic Seas website at https://www.kineticseas.com/sec-filings and the SEC's website.at www.SEC.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Jeff Lozinski

Kinetic Seas Incorporated

888-901-8806

JLozinski@KineticSeas.com

www.KineticSeas.com